LOAN AGREEMENT





Party A (hereinafter referred to as Party A): Shaanxi Zhongke Spaceflight Agriculture Development Stock Co., Ltd.


Party B (hereinafter referred to as Party B): Shaanxi Lantian Fupin Investment Co., Ltd.


Through friendly negotiation, Party A and Party B have agreed as follows:


    In view of the fact that Party A are a developmental stage company and with insufficient cash inflows for the time being, in order to guarantee the operation and sustainable development of Party A, accordingly, as the shareholder and owner of Party A, Party B are willing to unconditionally make a loan of RMB 200,000.00 to Party A this time. In addition, there is no interest and loan term on this loan, and Party A will pay off the loan only when Party B requires the repayment. Meanwhile, for the purpose of guaranteeing the sustainable operation of Party A, Party B will continue to make a loan to Party A in the later period.


      This agreement is in duplicate. Both Parties shall hold each one of the original copies. And this agreement shall come into force upon the signature of the authorized representative of each party.


Party A(seal):            			Party B(seal):

Shaanxi Zhongke Spaceflight  Agriculture    	Shaanxi  Lantian  Fupin  Investment
                                            	Co., Ltd.
 Development Stock Co., Ltd.





Legal Representative:                  		Legal Representative:





October 31, 2008                 		October 31, 2008